Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2017 (except Note 18, as to which the date is February 9, 2018, and which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements), in Amendment No. 2 to the Registration Statement (Form S 1 No. 333-222517) dated February 12, 2018.

/s/ Ernst & Young LLP

San Francisco, California
February 14, 2018